Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Stereotaxis, Inc.	Noonan Russo
314-678-6105	Matthew Haines (Investors)
Jim Stolze, Chief Financial Officer	212-845-4269
jstolze@stereotaxis.com	Matthew.Haines@eurorscg.com

Benjamin Carmichael (Media)
212-845-4242
Benjamin.carmichael@europscg.com

STEREOTAXIS APPOINTS DR. ERIC PRYSTOWSKY TO BOARD OF DIRECTORS

ST. LOUIS, MO, February 9, 2006 - Stereotaxis, Inc. (Nasdaq: STXS) announced today the appointment of Eric N. Prystowsky, MD, FACC, FAHA, FHRS, to the Company’s Board of Directors.

Dr. Prystowsky is the Director of the Clinical Electrophysiology Laboratory at St. Vincent Hospital in Indianapolis, Indiana and Consulting Professor of Medicine at Duke University Medical Center. He has a 30-year record of major accomplishments in the field of Cardiac Electrophysiology including authorship of over 625 articles and abstracts and co-authorship of two of the major textbooks in the field of cardiac arrhythmias. Dr. Prystowsky currently chairs the American Board of Internal Medicine’s testing writing committee for the Electrophysiology Board Certification examination. He also serves as Editor-in-Chief of the Journal of Cardiovascular Electrophysiology, the highest rated journal in this field today. Past leadership roles include chairmanship of the American Heart Association’s Committee on Electrocardiography and Electrophysiology and Presidency of the Heart Rhythm Society.

Dr. Prystowsky serves as a member of the Board of Directors of CardioNet, a privately held cardiac rhythm services company. He is also a premier educator, having trained over 70 practicing and academic Electrophysiologists and continues to speak at major cardiology conferences. Dr. Prystowsky is currently helping to develop international clinical practice guidelines to advance arrhythmia care.

“I realized the value of Stereotaxis a few years ago when investigating various technologies to meet the clinical needs at our hospital.” said Dr. Prystowsky. “We chose to get the Stereotaxis system because of its unique ability to integrate electroanatomic information with precise device control, enabling the delivery of curative therapy for a variety of complex arrhythmias. Direct experience with the system has taught me that the advantages of Stereotaxis go well beyond facilitating difficult ablations. This system provides an unmatched safety benefit for patients and physicians, including a reduction in radiation exposure during procedures. I am glad to join the

Board because I believe doing electrophysiologic procedures with Stereotaxis is the wave of the future, happening now, and I hope to be able to have a part in its continued development.”

“We are pleased to welcome Dr. Prystowsky to our Board,” said Fred A. Middleton, Chairman of Stereotaxis’ Board of Directors. “Having one of the preeminent cardiologists of our time as a member of the Board will be of great benefit in helping us achieve our goal of establishing the Stereotaxis System as the standard of care for cardiac electrophysiology.”

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Stereotaxis System is designed to allow physicians to navigate catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire. All core components of the Stereotaxis System have received regulatory clearance in the U.S., Canada, and Europe.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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